Exhibit 4.3
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the securities of Blue Owl Real Estate Net Lease Trust (the “Company” or “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This description of the terms of our common shares of beneficial interest, par value $0.01 per share (“Shares”), does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the Maryland Statutory Trust Act (the “MSTA”), and the full text of our Certificate of Trust, our Declaration of Trust (the “Declaration of Trust”) and our bylaws.
General
Under our Declaration of Trust, we have authority to issue an unlimited number of Shares, including unlimited Shares classified as Class S Common Shares (the “Class S Shares”), unlimited Shares classified as Class N Common Shares (the "Class N Shareunlimited Shares classified as Class D Common Shares (the “Class D Shares”) and unlimited Shares classified as Class I Common Shares (the “Class I Shares”), and an unlimited number of shares classified as preferred shares of beneficial interest, par value $0.01 per share.
Common Shares
Subject to the restrictions on ownership and transfer of our Shares set forth in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, holders of our Shares (“Shareholders”) are entitled to one vote per Share on all matters voted on by Shareholders. On any matter submitted to a vote of Shareholders, all Shares issued and outstanding shall vote as a single class, except that, with respect to any matter which our Board of Trustees (the “Board of Trustees”) determines disproportionately and adversely affects only one or more of our classes or series of Shares, only the holders of the classes or series of Shares which are disproportionately and adversely affected shall be entitled to vote. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Declaration of Trust regarding the restriction on ownership and transfer of our Shares, Shareholders are entitled to such distributions as may be authorized from time to time by our Board of Trustees (or a committee of our Board of Trustees) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our Shareholders. Upon issuance for full payment in accordance with the terms of our private offering, all Shares issued in the private offering will be fully paid and non-assessable. Shareholders will not have preemptive rights, which means that Shareholders will not have an automatic option to purchase any new Shares that we issue.
Our Declaration of Trust also contains a provision permitting our Board of Trustees, without any action by our Shareholders, to classify or reclassify any unissued Shares into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of any new class or series of Shares.
We will generally not issue certificates for our Shares. Shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. SS&C GIDS, Inc. acts as our registrar and as the transfer agent for our Shares.
Class S Shares
Although no upfront selling commissions will be paid to the Company or Blue Owl Securities LLC (the “Dealer Manager”) with respect to Class S Shares, if subscribers purchase Class S Shares through certain financial intermediaries, those financial intermediaries may directly charge subscribers transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charges to 3.50% of the transaction price for each Class S Share.
We pay the Dealer Manager an ongoing servicing fee with respect to our outstanding Class S Shares equal to 0.85% per annum of the aggregate net asset value (“NAV”) of our outstanding Class S Shares. The ongoing servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing services performed by such broker-dealers, and will retain the ongoing servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services (or, in the Dealer Manager’s discretion, convert the applicable shares to Class I Shares).
No upfront selling commission, dealer manager fees, or other similar placement fees (together, the “Upfront Sales Load”) are payable in respect of any Class S Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the ongoing servicing fee payable with respect to all our outstanding Class S Shares.
In certain arrangements made between the Dealer Manager and financial intermediaries, Class S Shares may be converted or exchanged into an equivalent NAV amount of Class I Shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and ongoing servicing fees reach any agreed upon amount. The Dealer Manager also has the right to approve at its own discretion the ability for Class S Shares to convert or exchange into an equivalent NAV amount of Class I Shares under certain circumstances.
Class N Shares
Although no upfront selling commissions will be paid to the Company or Dealer Manager with respect to Class N Shares, if subscribers purchase Class N Shares through certain financial intermediaries, those financial intermediaries may directly charge subscribers transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charges to 2.00% of the transaction price for each Class N Share.

We pay the Dealer Manager an ongoing servicing fee with respect to our outstanding Class N Shares equal to 0.50% per annum of the aggregate NAV of our outstanding Class N Shares. The ongoing servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing services performed by such broker-dealers, and will retain the ongoing servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services (or, in the Dealer Manager’s discretion, convert the applicable shares to Class I Shares).

In certain arrangements made between the Dealer Manager and financial intermediaries, Class N Shares may be converted or exchanged into an equivalent NAV amount of Class I Shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and ongoing servicing fees reach any agreed upon amount. The Dealer Manager also has the right to approve at its own discretion the ability for Class N Shares to convert or exchange into an equivalent NAV amount of Class I Shares under certain circumstances.
Class D Shares
Although no upfront selling commissions will be paid to the Company or Dealer Manager with respect to Class D Shares, if subscribers purchase Class D Shares through certain financial intermediaries, those financial intermediaries may directly charge subscribers transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that the selling agents limit such charges to 1.50% of the net offering price for each Class D Share.
We pay the Dealer Manager an ongoing servicing fee with respect to our outstanding Class D Shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class D Shares, including any Class D Shares sold pursuant to our distribution reinvestment plan. The ongoing servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers, and will retain the ongoing servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services (or, in the Dealer Manager’s discretion, convert the applicable shares to Class I Shares).
In certain arrangements made between the Dealer Manager and financial intermediaries, Class D Shares may be converted or exchanged into an equivalent NAV amount of Class I Shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and ongoing servicing fees reach any agreed upon amount. The Dealer Manager also has the right to approve at its own discretion the ability for Class D Shares to convert or exchange into an equivalent NAV amount of Class I Shares under certain circumstances.
Class I Shares
No Upfront Sales Load or ongoing servicing fees are paid for sales of any Class I Shares.
Other Terms of Common Shares
Each Class S Share, Class N Share and Class D Share held in a Shareholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I Shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I Shares or (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets.
Preferred Shares
Our Declaration of Trust authorizes our Board of Trustees to designate and issue one or more classes or series of preferred shares without shareholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred shares so issued. Because our Board of Trustees has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred share preferences, powers and rights senior to the rights of holders of common shares.
If we ever created and issued preferred shares with a distribution preference over common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common shareholders, likely reducing the amount common shareholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred shares may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Our Board of Trustees has no present plans to issue any preferred shares, but may do so at any time in the future without shareholder approval.
Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws
Certain provisions of Maryland law, our Declaration of Trust and bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for Shareholders or otherwise be in their best interest.

Meetings and Special Voting Requirements
Under the MSTA and our Declaration of Trust, we are not required to, and do not anticipate, holding an annual meeting each year. Special meetings of Shareholders may be called only upon the request of a majority of the trustees on our Board of Trustees, a majority of our Independent Trustees (as defined in our Declaration of Trust) or our chief executive officer, president or chairman of our Board of Trustees. Special meetings of Shareholders may be called by Shareholders only for the purpose of removing trustees from our Board of Trustees and filling any resulting vacancy, and will be called by our secretary upon the written request of Shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting, provided such request contains the information required in our bylaws and the Shareholders comply with the procedures contained in our bylaws.
The presence either in person or by proxy of Shareholders entitled to cast one-third of all the votes entitled to be cast on such matter at the meeting on any matter will constitute a quorum (unless the Board of Trustees, when setting a meeting, determines that a greater percentage (but not more than a majority of all the votes entitled to be cast at such meeting on any matter) shall constitute a quorum for such meeting). Generally, the affirmative vote of a majority of all votes cast is necessary to take shareholder action, except as described in the next paragraph.
Under our Declaration of Trust, Shareholders generally are entitled to vote at a duly held meeting at which a quorum is present on (1) amendments to our Declaration of Trust as provided in our Declaration of Trust, (2) a merger, conversion, or transfer or other disposition of all or substantially all of our assets, (3) removal of our trustees and election of successor trustees as provided in our Declaration of Trust, and (4) such other matters that our Board of Trustees have submitted to our Shareholders for approval or ratification. The vote of Shareholders entitled to cast a majority of the votes entitled to be cast is generally required to approve any amendments to our Declaration of Trust, any merger, conversion, or transfer or other disposition of all or substantially all of our assets, and no such action can be taken by our Board of Trustees without such majority vote of our Shareholders, except where applicable law permits such action without Shareholder approval. All other matters submitted to a vote of our Shareholders or series or class of Shareholders require the approval of a majority of the votes cast on the matter, other than the removal of a trustee and certain elections of trustees. In addition, with respect to the approval of any amendment to our Declaration of Trust or merger, consolidation or transfer or other disposition of substantially all of our assets, prior to a Shareholder vote, our Board of Trustees must first adopt a resolution that the proposed action is advisable and directing the matter to be submitted to the Shareholders. Shareholders have the power, without the concurrence of the trustees, to remove a trustee from our Board of Trustees for cause, by the affirmative vote of two-thirds of the shares of beneficial interest entitled to vote generally in the election of trustees. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty. Shareholders may elect trustees by a majority of the votes cast; however, where the number of nominees is greater than the number of trustees to be elected, Shareholders shall elect a trustee by a plurality of the votes cast.
Shareholders are not entitled to exercise any appraisal rights or of the rights of an objecting Shareholder unless our Board of Trustees determines that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of the determination in connection with which Shareholders would otherwise be entitled to exercise such rights.
Pursuant to our Declaration of Trust, Shareholders may, during usual business hours, inspect and copy our Declaration of Trust and bylaws and all amendments thereto, minutes of the proceedings of the Shareholders, the annual statement of affairs of the Company and any voting trust agreements on file at our principal office.

Restrictions on Ownership and Transfer
Our Declaration of Trust contains restrictions on the number of our Shares that a person or group may own. Unless the Board of Trustees otherwise determines, no person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, in excess of 9.9% in value or number of Shares, whichever is more restrictive, of our outstanding Shares or 9.9% in value or number of Shares, whichever is more restrictive, of our outstanding shares of all classes or series unless they receive an exemption (prospectively or retroactively) from our Board of Trustees.
Subject to certain limitations, our Board of Trustees, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as required by our Declaration of Trust and as our Board of Trustees may determine. Our Board of Trustees has granted limited exemptions to certain persons who directly or indirectly own our Shares, including trustees, officers and shareholders controlled by them or trusts for the benefit of their families.
Our Declaration of Trust further prohibits any person from beneficially or constructively owning our Shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and any person from transferring our Shares if the transfer would result in our Shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire our Shares that may violate any of these restrictions, or who is the intended transferee of our Shares which are transferred to the trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our Board of Trustees determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.
Any attempted transfer of our Shares which, if effective, would result in violation of the above limitations, except for a transfer which results in Shares being beneficially owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such Shares, will cause the number of Shares causing the violation, rounded to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the Shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Declaration of Trust, prior to the date of the transfer. Our Shares held in the trust will be issued and outstanding Shares. The proposed transferee will not benefit economically from ownership of any Shares held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the Shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to Shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that Shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the Shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that our Shares have been transferred to the trust, the trustee will sell the Shares to a person designated by the trustee, whose ownership of the Shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the Shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the Shares or, if the proposed transferee did not give value for the Shares in connection with the event causing the Shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our Declaration of Trust, of the Shares on the day of the event causing the Shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the Shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferor to the transferee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that our Shares have been transferred to the trust, the Shares are sold by the proposed transferee, then the Shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the Shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, our Shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the market price at the time of the devise or gift and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the Shares. Upon a sale to us, the interest of the charitable beneficiaries in the Shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferor and are owed to the proposed transferor to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.
If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of Shares that otherwise cause any person to violate the above limitations will be void and the intended transferee shall acquire no rights in such Shares.
All certificates, if any, representing our Shares issued in the future will bear a legend referring to the restrictions described above.
Every owner of more than 5% of our outstanding Shares during any taxable year, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by our Board of Trustees, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of Shares of each class and series of our Shares which he or she beneficially owns and a description of the manner in which the Shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each Shareholder shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any subsequent transferee to whom you transfer any of your Shares must comply with Rule 502(d) of Regulation D promulgated under the Securities Act of 1933, as amended.

Vacancies on Board of Trustees; Removal of Trustees
Any vacancy on the Board of Trustees (other than vacancies resulting from Shareholder removal of a trustee) may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will serve until a successor is duly elected and qualifies. Any vacancy in an Independent Trustee position may be filled only by a vote of a majority of the remaining Independent Trustees. Vacancies resulting from Shareholder removal of a trustee may be filled only by the Shareholders.
Any trustee may resign at any time and may be removed for cause by the Shareholders upon the affirmative vote of Shareholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of trustees. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.
Advance Notice of Trustee Nominations and New Business
We are not required to hold an annual meeting of Shareholders. However, if an annual meeting is held, our bylaws provide that with respect to an annual meeting of Shareholders, nominations of individuals for election to our Board of Trustees and the proposal of business to be considered by the Shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Trustees or (3) by a Shareholder who is a Shareholder of record at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of Shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board of Trustees at a special meeting may be made only (1) by or at the direction of our Board of Trustees or (2) by a Shareholder that has requested that a special meeting be called for the purpose of electing trustees or (3) provided that the meeting has been called for the purpose of electing trustees, by a Shareholder who is a Shareholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws.
Distributions
Distributions will be made on all classes of our Shares at the same time. The per share amount of distributions on Class S, Class N, Class D and Class I Shares will likely differ because of different class-specific ongoing servicing fees that are deducted from the gross distributions for each Share class. We expect to use the “record share” method of determining the per share amount of distributions on Class S Shares, Class N, Class D Shares and Class I Shares, although our Board of Trustees may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on our common shares will be increased by the sum of all class-specific ongoing servicing fees for such period. Such amount will be divided by the number of our Shares outstanding on the record date. Such per share amount will be reduced for each class of Shares by the per share amount of any class-specific ongoing servicing fees allocable to such class.
Distributions are authorized at the discretion of our Board of Trustees, in accordance with our earnings, cash flows and general financial condition. There is no assurance we will pay distributions in any particular amount, if at all.

Our Board of Trustees may delegate to a committee of trustees the power to fix the amount and other terms of a distribution. In addition, if our Board of Trustees gives general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, our Board of Trustees may delegate to one of our officers the power, in accordance with the general authorization, to fix the amount and other terms of the distribution.
Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our Declaration of Trust or distributions in which (a) our Board of Trustees advises each Shareholder of the risks associated with direct ownership of the property, (b) our Board of Trustees offers each Shareholder the election of receiving such in-kind distributions, and (c) in-kind distributions are made only to those Shareholders that accept such offer. Our Shareholders who receive distributions in kind of marketable securities may incur transaction expenses in liquidating the securities.